EXHIBIT 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BELL SPORTS, INC.

Pursuant to Section 910 of
the California Corporations Code

       The undersigned do hereby certify that:
               1.     They are the President and Secretary, respectively, of Bell Sports, Inc., a corporation organized and existing under and by virtue of the provisions of the California Corporations Code (the “Corporation”).
               2.     That the Articles of Incorporation of the Corporation are amended and restated as follows:
        FIRST: The name of this corporation is Bell Sports, Inc.
        SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the California Corporations Code other than the banking business, the trust company business or the practice of a professional corporation permitted to be incorporated by the California Corporations Code.
        THIRD: The total number of shares of stock that the Corporation shall have authority to issue is 11,000,000 shares, all of which shall be Common Stock, $0.01 par value per share.
        FOURTH: The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
        FIFTH: The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breaches of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits of such excess indemnification set forth in Section 204 of the California Corporations Code.
               3.     The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the board of directors of the Corporation.

               4.     The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 10,000,000 shares of common stock. There are 5,000 authorized shares of Series B preferred stock, 10,000 authorized shares of Series C preferred stock and 10,000 authorized shares of Series D preferred stock. There are no outstanding shares of preferred stock entitled to vote. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.
                IN WITNESS WHEREOF, we declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated April 28, 2005	/s/ William Fry
William N. Fry, President

/s/ Jeffrey Gregg
Jeffrey L. Gregg, Secretary